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							May 24, 2001



FOR IMMEDIATE RELEASE

ADOPTION OF STOCKHOLDER RIGHTS PLAN

The Wm. Wrigley Jr. Company (NYSE: WWY) announced today that its Board of Directors has approved the adoption of a stockholder rights plan, designed to protect all of its stockholders and ensure they receive fair and equal treatment in the event of a takeover proposal for the Company. The plan enables stockholders to guard against coercive or partial tender offers, open market accumulations and other abusive tactics to gain control of the Company without all stockholders realizing the long-term value of their investment in the Company.

Bill Wrigley, Jr., President and CEO, said, "The Board of Directors, as part of a comprehensive review of the Company's governance structure and after careful deliberation, has taken this action. It was not initiated in response to any pending takeover of the Company. If such an offer were to surface, the Plan will not prevent a takeover, but is intended to encourage the interested party to negotiate directly with the Company's Board of Directors, who can help ensure the fair and equal treatment of all stockholders."

He went on to state, "We have a number of new and promising initiatives underway and are seeking to grow the business in an orderly fashion without frivolous distractions. We believe strongly that the long term interests of the Company, its stockholders and employees will be best served by the continued stewardship of the Wrigley brands by those who are closest to them and care the most about them. The adoption of a stockholder rights plan has become common practice in major American companies and an well-accepted approach to ensuring that all stockholders are treated equally."

Under the rights plan, each holder of Common Stock and Class B Common Stock at the close of business on June 6, 2001, will automatically receive a distribution of one right for each share of Common Stock or Class B Common Stock held, which entitles them to purchase Series A Junior Participating Preferred Stock. The rights distribution is not taxable to the stockholders or the Company, has no dilutive effect and will not affect the Company's reported earnings per share. The rights will trade along with, and not separately from, the shares of Common Stock and Class B Common Stock unless the rights become exercisable. That would occur, with certain exceptions, only if a person or group becomes the beneficial owner of, or announces a tender or exchange offer for, 15% or more of the Company's Common Stock. In determining the 15% ownership under the rights plan, holdings of Wrigley Common Stock by Mr. William Wrigley, Jr. and certain of his related entities are excluded.

Following the occurrence of the "triggering" event described above, each right will entitle its holder to purchase for an exercise price of $250, 1/1000th of a share of the Company's Series A Junior Participating Preferred Stock. Ten days after the occurrence of such an event, each right (other than the rights owned by the person or group causing the event, which would become void), will entitle its holder to purchase shares of the Company's Common Stock at a 50% discount. In case of a subsequent merger or other acquisition of the Company after a triggering event, holders of rights (other than the acquiring person or group causing the event) may purchase shares of the acquiring entity at a 50% discount.

The rights will expire on June 6, 2011, unless redeemed earlier, or renewed.

FROM: WM. WRIGLEY JR. COMPANY
Christopher J. Perille, Director - Corporate Communications
Phone: (312) 644-2121

To the extent that statements contained in this press release may be considered forward-looking statements, the following will be deemed to be the Company's meaningful cautionary disclosure regarding such statements. A variety of factors could cause actual results to differ materially from the anticipated results or expectations expressed. The important factors that could affect these outcomes are set forth in Exhibit 99 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000.